Exhibit 2.9
AMENDMENT NO. 3 TO
EQUITY PURCHASE AGREEMENT
This AMENDMENT NO. 3 TO EQUITY PURCHASE AGREEMENT (this “Amendment”), dated as of November 1, 2023, is entered into by and among Constellation Energy Generation, LLC, a Pennsylvania limited liability company (“Buyer”), Texas Genco GP, LLC, a Texas limited liability company (“Texas Genco GP”), and Texas Genco LP, LLC, a Delaware limited liability company (“Texas Genco LP”, and together with Texas Genco GP, the “Seller”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, Buyer and Seller entered into that certain Equity Purchase Agreement, dated as of May 31, 2023, as amended by that certain Amendment No. 1 dated as of September 29, 2023, as further amended by that certain Amendment No. 2 dated as of November 1, 2023 (the “Purchase Agreement”), pursuant to which, among other things, Buyer agreed to purchase from Seller and Seller agreed to sell to Buyer all of the Equity in and to NRG South Texas LP (the “Company”), in accordance with the terms of the Purchase Agreement;
WHEREAS, on June 20, 2023, San Antonio filed the Lawsuit described below, which Austin later joined, related to the transaction contemplated by the Purchase Agreement;
WHEREAS, on July 31, 2023, Buyer filed its Original Petition in Intervention in the Lawsuit;
WHEREAS, Buyer and San Antonio and Buyer and Austin are engaged in settlement discussions with respect to the claims brought by San Antonio and Austin pursuant to the Lawsuit; and
WHEREAS, in accordance with Section 13.1 of the Purchase Agreement, Buyer and Seller desire to enter into this Amendment in order to amend the terms of the Purchase Agreement as set forth herein;
NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT
1.Amendment to Section 1.1. Section 1.1 of the Purchase Agreement is hereby amended to add the following defined terms where alphabetically appropriate:
“2007 Supplemental Agreement” means that certain South Texas Project Supplemental Agreement dated as of October 29, 2007 by and between San Antonio and the Company.
“2010 Settlement Agreement” means that certain Project Agreement, Settlement Agreement and Mutual Release dated as of March 1, 2010 by and among San Antonio, Nuclear Innovation North America LLC, Nina Texas 3 LLC, NINA Texas 4 LLC with joinders therein by Company and NRG Energy, Inc.
“2018 Settlement Agreement” means that certain Assignment and Assumption Agreement and Mutual Release dated as of October 1, 2018 by and among Nina Texas 3 LLC, NINA Texas 4 LLC, Company, San Antonio and Austin.
“Buyer Seller Released Claims” has the meaning specified in the definition of Buyer Seller Release.
“Buyer Seller Release” means a mutual release stating substantially the following, adapted to the defined terms of the mutual release: “Each Party on their own behalf, and on behalf of their representatives, beneficiaries, successors, assigns and affiliates

(collectively, the “Releasors”), hereby FOREVER RELEASES, ACQUITS AND DISCHARGES the other Party, and its affiliates, and its and their respective shareholders, members, investors, directors, managers, officers, employees, insurers, agents, and attorneys (for the purposes of this definition, the “Released Parties”), of and from any and all claims, demands, actions, causes of action, liabilities, damages, expenses, costs, duties, and obligations of every kind and character whatsoever, known or unknown, which any of the Releasors ever had or now have, or may hereafter have or acquire, with respect to the following claims (the “Buyer Seller Released Claims”): (a) claims of the Releasors arising out of or relating to the Lawsuit or the subject matter thereof, and (b) solely to the extent Buyer is released from such a claim of San Antonio or Austin in any settlement or release with San Antonio or Austin related to the Lawsuit, any resulting corresponding claims of Releasors against the Released Parties which arise out of or in any way relate, directly or indirectly, to any right of refusal or pre-emptive right not described in the Lawsuit or any Lien on the Equity Interests or the Facility arising under or relating to the Participation Agreement, the 2007 Supplemental Agreement, the 2010 Settlement Agreement or the 2018 Settlement Agreement. To the extent of any Buyer Seller Released Claims, neither Party shall make any claim, including any claim for indemnification, under the Purchase Agreement with respect thereto. Notwithstanding the foregoing, this release of Buyer Seller Released Claims shall not release the Released Parties from any other claims or obligations under this Agreement or the Related Agreements or any other contractual obligations under any other agreements between Seller and its Affiliates (excluding the Company), on one hand, and Buyer and its Affiliates (including the Company), on the other.”
“Constellation South Texas” means the Company, a Texas limited partnership, which upon Closing shall be converted to a Texas limited liability company, which upon conversion shall be named “Constellation South Texas LLC”, or any other successor entity to the Company, as applicable.
“Lawsuit” means the action by San Antonio filed on June 20, 2023, and later joined by Austin, against the Company, Texas Genco GP, Texas Genco LP, and NRG Energy, Inc., under Cause No. 23-F-0279 in the 130th Judicial District Court of Matagorda County, Texas, asserting causes of action including breach of contract, specific performance and asking for declaratory judgment with respect to certain claimed rights of first refusal.
“Lawsuit Indemnity Claim” has the meaning set forth in Section 2.3(b).
“Lawsuit Settlement of San Antonio with Prejudice” means a fully executed written settlement agreement among Constellation South Texas, Buyer and San Antonio, releasing Constellation South Texas, Buyer, Seller and their respective Affiliates from all claims of San Antonio in the Lawsuit and resulting in the dismissal with prejudice of all claims by San Antonio in the Lawsuit, on terms and conditions and under documentation satisfactory to Buyer in its sole and absolute discretion.
“Property Tax Holdback” means an amount equal to the Property Tax Holdback set forth on Schedule 1.1, which is being withheld from the Estimated Purchase Price for application to the obligations of Seller under Section 7.1.
“Retained Amount” has the meaning set forth in Section 2.3(b).
“Retention Adjustment” means an amount equal to the Retention Adjustment set forth on Schedule 1.1.
“Retention End Date” has the meaning set forth in Section 2.3(b).

2.Amendment to Section 2.1. Section 2.1(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“(b)     Purchase Price. The consideration to be paid for the Equity (the “Purchase Price”) shall be an amount equal to (i) One Billion Seven Hundred Fifty Million dollars ($1,750,000,000) (the “Unadjusted Purchase Price”) plus (ii) the STPNOC Prepayments Adjustment minus (iii) the STPNOC Receivables Adjustment, subject to Section 2.3. The Estimated Purchase Price, as adjusted by Section 2.3, and less the Property Tax Holdback, shall be paid at Closing by wire transfer of immediately available funds to an account designated by Seller. For the avoidance of doubt, (i) Seller Indemnified Taxes shall be determined net of any Taxes that are taken into account in the determination of the Final Purchase Price and (ii) if the Property Tax Holdback exceeds or is less than the amount of property Taxes of the Company payable with respect to the Pre-Closing Tax Period, Buyer or Seller shall pay an amount equal to such excess or shortfall by wire transfer of immediately available funds to the account designated by Seller or Buyer, within two (2) days of filing the relevant Tax Return that reflects such Tax. Seller shall provide wire instructions to Buyer at least five (5) Business Days prior to the Closing.”
3.Amendment to Schedule 1.1. Schedule 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Schedule 1.1 hereto.
4.Addition of Section 2.3. A new Section 2.3 of the Purchase Agreement is hereby added as follows:
“Section 2.3    Treatment of Lawsuit; Retention Adjustment.
        (a)    Buyer is currently negotiating to achieve Lawsuit Settlement of San Antonio with Prejudice, but is under no obligation to achieve Lawsuit Settlement of San Antonio with Prejudice or any other settlement of the Lawsuit. The Parties hereby agree and acknowledge that the Amended & Restated Consent and Non-Waiver Agreement dated as of September 1, 2023, among Buyer, NRG Energy, Inc., Texas Genco GP, Texas Genco LP, and the Company shall be deemed to be terminated effective as of Closing, without any liability to any party thereto. Following the Closing, (i) Buyer and its Affiliates, and Seller and its Affiliates, in each case may engage in any communications, discussions or negotiations or, subject to the limitations herein, enter into any agreements with San Antonio or Austin or any of their representatives as Buyer and its Affiliates, on one hand, or Seller and its Affiliates, on the other, may elect with respect to the Lawsuit and the subject matter thereof, and (ii) each Party shall use commercially reasonable efforts to keep each other Party apprised of the material substance of their communications, discussions and agreements with San Antonio or Austin, with respect to the Lawsuit and the subject matter thereof; provided, however, that (x) the right to such communications, discussions, negotiations and agreements, and appraisals, shall not limit the obligations of the Parties with respect to the Lawsuit and the subject matter thereof under this Agreement and the Related Agreements and (y) accordingly, the Parties and their Affiliates will not argue or contend in any subsequent litigation regarding Lawsuit Indemnity Claims, as defined below, that such communications, discussions, negotiations and agreements, and appraisals, waive, impair or otherwise modify in any way Buyer’s or Seller’s available rights and remedies under this Agreement, including without limitation the representations and warranties hereunder or entitlement to, or the type of available, indemnities and damages hereunder.
        (b)    Further, (i) Seller hereby acknowledges Buyer’s assertion of a claim for indemnification, upon Closing, under Sections 12.1(a) and 12.2, with respect to the Lawsuit and the subject matter thereof and Seller’s alleged breaches of this Agreement with respect thereto (the “Lawsuit Indemnity Claim”); (ii) Seller on its behalf and on behalf of NRG Energy, Inc., agrees and acknowledges that the foregoing notice shall constitute sufficient and timely notice of such Lawsuit Indemnity Claim for purposes of this Agreement and that certain Guaranty, dated effective as of May 31, 2023, by and between NRG Energy, Inc. and Buyer; (iii) each Party agrees that it and its Affiliates will not commence or pursue any action, claim or litigation of any kind against the other Party or its Affiliates with respect to the Lawsuit Indemnity Claim after the Retention End Date; and (iv) the Parties agree that nothing in this Section 2.3 shall in any way constitute an acknowledgement or admission by Seller that (x) there has been any breach of any representation or warranty or covenant or agreement of Seller or (y) Buyer has an indemnifiable claim under this Agreement. Seller agrees that Buyer may assume the defense against the Lawsuit effective as of the Closing solely with respect to the Company and Buyer, and shall have full control of such defense and proceedings with respect to the Company and Buyer, including any settlement thereof, provided, however, that neither Party shall settle the Lawsuit claims of San Antonio or Austin without the consent of the other, which consent shall not be unreasonably withheld. For the avoidance of doubt and notwithstanding the foregoing, Seller shall retain the right to settle the Lawsuit without consent of Buyer on its own behalf and behalf of its Affiliates, excluding Company, provided such settlement shall not materially prejudice Buyer or its Affiliates in the Lawsuit. Buyer agrees it will pay the full cost and expense associated with its defense of the claims in the Lawsuit, unless the Lawsuit Settlement of San Antonio with Prejudice has not occurred by the Retention End Date in which case the provisions of Section 2.3(c)(ii) shall control. Seller hereby consents to any settlement of the Lawsuit claims of San Antonio by Buyer that constitutes a Lawsuit Settlement of San Antonio with Prejudice provided that (i) Buyer shall have delivered the Buyer Seller Release to Seller and (ii) the Retention End Date shall yet not have occurred. The Parties agree that in the event of a conflict between the provisions of Section 12.2 and this Section 2.3, this Section 2.3 shall control.
(c)    Pending an anticipated Lawsuit Settlement of San Antonio with Prejudice, an amount equal to the Retention Adjustment (the “Retained Amount”) shall be withheld by Buyer from the Estimated Purchase Price payable by Buyer at Closing and retained by Buyer for application as contemplated by Section 2.3(c)(i) below until the earlier of November 1, 2024, or ten (10) Business Days after receipt by Seller of prompt written notice from Buyer stating Buyer cannot achieve Lawsuit Settlement of San Antonio with Prejudice on terms materially equal to or better than those provided by Buyer to Seller in connection with this Section 2.3 (such earlier date, the “Retention End Date”).
(i)    If Buyer enters into a settlement or release with San Antonio before the Retention End Date, such settlement or release must be a Lawsuit Settlement of San Antonio with Prejudice, and Buyer shall deliver to Seller both of the Lawsuit Settlement of San Antonio with Prejudice and the Buyer Seller Release. Upon the delivery of the Lawsuit Settlement of San Antonio with Prejudice and the Buyer Seller Release before the Retention End Date, (A) the Purchase Price shall be reduced by the Retention Adjustment and Buyer shall permanently retain the Retained Amount and (B) upon Seller’s execution and delivery of the Buyer Seller Release, Seller shall have no obligations under Sections 12.1(a) and 12.2 with respect to the Buyer Seller Released Claims.
(ii)    If, on the Retention End Date, Buyer has not delivered to Seller the Lawsuit Settlement of San Antonio with Prejudice and the Buyer Seller Release, there shall be no Retention Adjustment to the Purchase Price and Buyer shall pay to Seller the Retained Amount on the Retention End Date by wire transfer of immediately available funds to the account designated by Seller, and each Party shall retain and be entitled to pursue all rights and remedies that such Party may have against each other Party and their Affiliates pursuant to this Agreement and the Related Agreements, and neither Party shall have been deemed to have waived or relinquished any rights or obligations under this Agreement by virtue of this Section 2.3 or the actions contemplated hereunder. Notwithstanding anything in this Agreement contained herein to the contrary, after the Retention End Date, Buyer shall not enter into any settlement agreement or release with San Antonio with respect to the Lawsuit or the subject matter thereof without Buyer’s consent, which consent shall not be unreasonably withheld.
(d)    If Buyer in good faith believes the terms of the proposed Lawsuit Settlement of San Antonio with Prejudice would differ materially from those provided by Buyer to Seller in connection with this Section 2.3, then it shall so notify Seller, the Parties shall confer and discuss such material deviations prior entering into any Lawsuit Settlement of San Antonio with Prejudice, but no Party shall have any obligation to make any changes in the agreements set forth herein.
(e)    If Buyer enters into any settlement agreement or release with Austin with respect to the Lawsuit or the subject matter thereof, such settlement agreement or release shall release Seller and its Affiliates from all claims of Austin in the Lawsuit to the same extent Buyer and its Affiliates are released.
5.Addition of Section 6.21. A new Section 6.21 of the Purchase Agreement is hereby added as follows:
“Section 6.21    Dry Cask Amounts. To the extent that, after the Closing, Buyer or any of its Affiliates (including Constellation South Texas) receives any payment from the Qualified Decommissioning Fund in respect of dry cask expenditures that were submitted for reimbursement from the Qualified Decommissioning Fund prior to Closing but were not reimbursed prior to Closing, Buyer shall remit to Seller an amount equal to the payment received from the Qualified Decommissioning Fund for such reimbursement promptly after receipt thereof; provided, however, that in no event shall Buyer remit to Seller pursuant to this Section 6.21 any such amounts in the aggregate in excess of $150,000.”
6.References to and Effect on the Purchase Agreement. Except as expressly amended by this Amendment, all of the terms, conditions, and other provisions of the Purchase Agreement shall continue to be in force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Purchase Agreement, and any reference to the Purchase Agreement in any such instrument or document shall be deemed to refer to the Purchase Agreement as amended by this Amendment.
7.Miscellaneous. Article XIII (Miscellaneous) of the Purchase Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.
(signatures follow)

Execution Version
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the day and year first above written.
CONSTELLATION ENERGY GENERATION, LLC
By:
Name: Bryan C. Hanson
Title: EVP & Chief Generation Officer

TEXAS GENCO GP, LLC
By:
Name: Dudley D. Zahn
Title: Vice President
TEXAS GENCO LP, LLC
By:
Name: Dudley D. Zahn
Title: Vice President